______________________________________________________________________________

PICO DEFERRED HOLDINGS, LLC
DEFERRED COMPENSATION PLAN

EFFECTIVE AS OF JANUARY 1, 2009

______________________________________________________________________________

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TABLE OF CONTENTS

 Page

ARTICLE I	DEFINITIONS	1

1.1	Account	1
1.2	Affiliate	1
1.3	Aggregated Plan	1
1.4	Beneficiary	2
1.5	Benefit Benchmarks	2
1.6	Board	2
1.7	Change in Control Event	2
1.8	Code	5
1.9	Compensation	6
1.10	Compensation Deferral Agreement	6
1.11	Compensation Deferrals	6
1.12	Corporate Dissolution	6
1.13	Distributable Event	6
1.14	Domestic Partner	6
1.15	Domestic Relations Order	6
1.16	Effective Date	6
1.17	Eligible Individual	6
1.18	ERISA	7
1.19	Income Inclusion Under Code § 409A	7
1.20	Interim Distribution Date	7
1.21	Investment Credits and Debits	7
1.22	Nonqualified Deferred Compensation Plan	7
1.23	Participant	7
1.24	Performance-Based Compensation	7
1.25	Plan	8
1.26	Plan Administrator	8
1.27	Plan Sponsor	8
1.28	Plan Termination Following a Change in Control Event	8
1.29	Plan Termination Following a Corporate Dissolution	8
1.30	Plan Termination in Connection with Termination of Certain Similar Arrangements	8
1.31	Regular Salary	8
1.32	Separation from Service	8
1.33	Specified Employee	9
1.34	Spouse	10
1.35	Taxable Year	10
1.36	Trust	10
1.37	Trustee	10
1.38	Unforeseeable Emergency	10
1.39	Valuation Date	10

ARTICLE II	ELIGIBILITY AND PARTICIPATION	10

2.1	Eligibility	10
2.2	Participation	10
2.3	Compensation Deferral Agreement	10
2.4	Subsequent Changes in Time and Form of Payment	12
2.5	Establishing a Reserve for Plan Liabilities	12

ARTICLE III	PARTICIPANT ACCOUNTS AND REPORTS	12

3.1	Establishment of Accounts	12
3.2	Account Maintenance	13
3.3	Investment Credits and Debits	13
3.4	Participant Statements	14

ARTICLE IV	WITHHOLDING OF TAXES	14

4.1	Withholding from Compensation	14
4.2	Withholding from Benefit Distributions	14

ARTICLE V	VESTING	14

5.1	Vesting	14

ARTICLE VI	PAYMENTS	15

6.1	Benefits	15
6.2	Separation from Service Payment	15
6.3	Death Benefit	15
6.4	Domestic Relations Order Payment	15
6.5	Unforeseeable Emergency Distribution	16
6.6	Election to Receive Interim Distributions	16
6.7	Payment upon Income Inclusion Under § 409A	16
6.8	Permissible Delay in Payments	16
6.9	Beneficiary Designation	17
6.10	Claims Procedure	18

ARTICLE VII	CANCELLATION OF DEFERRALS	21

7.1	Unforeseeable Emergency	21

ARTICLE VIII	ARTICLE VIII PLAN ADMINISTRATION	22

8.1	Appointment	22
8.2	Duties of Plan Administrator	22
8.3	Plan Sponsor	22
8.4	Administrative Fees and Expenses	22
8.5	Plan Administration and Interpretation	23
8.6	Powers, Duties, Procedures	23
8.7	Information	23
8.8	Indemnification of Plan Administrator	23
8.9	Plan Administration Following a Change in Control Event	23

ARTICLE IX	TRUST FUND	24

9.1	Trust	24
9.2	Unfunded Plan	24
9.3	Assignment and Alienation	24

ARTICLE X	AMENDMENT AND PLAN TERMINATION	24

10.1	Amendment	24
10.2	Plan Termination	24
10.3	Plan Termination Following a Change in Control Event	25
10.4	Plan Termination Following a Corporate Dissolution	25
10.5	Plan Termination in Connection with Termination of Certain Similar Arrangements	26
10.6	Effect of Payment	26

ARTICLE XI	MISCELLANEOUS	26

11.1	Total Agreement	26
11.2	Employment Rights	27
11.3	Non-Assignability	27
11.4	Binding Agreement	27
11.5	Receipt and Release	27
11.6	Furnishing Information	27
11.7	Compliance with Code § 409A	27
11.8	Insurance	28
11.9	Governing Law	28
11.10	Headings and Subheadings	28

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328146-151900

PICO DEFERRED HOLDINGS, LLC
DEFERRED COMPENSATION PLAN

Whereas, PICO Holdings, Inc., a diversified holding company formed under the laws of the state of California, (“PICO”) established a nonqualified deferred compensation plan as of December, 2004 to reflect certain deferral arrangements with certain executive management employees, and with certain nonemployee directors (the “Plan”);

Whereby effective September 30, 2006, the Board of Directors of PICO transferred sponsorship of the Plan to Pico Deferred Holdings, LLC (the “Plan Sponsor”);

Whereby, effective January 1, 2009, PICO hereby amends and restates the Plan to comply with Section 409A of the Internal Revenue Code of 1986, as amended (Code Section 409A”);

Whereby, the Plan is intended to be “a plan which is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of ERISA §§201(2) and 301(a)(3), is intended to comply with the requirements of Code §409A and the regulations and binding guidance issued thereunder to avoid adverse tax consequences and shall be interpreted and administered to the extent possible in a manner consistent with that intent; and,

Whereby, Participants in the Plan shall have no right, either directly or indirectly, to anticipate, sell, assign or otherwise transfer any benefit accrued under the Plan. In addition, no Participant shall have any interest in any assets set aside as a source of funds to satisfy benefit obligations under the Plan. Participants shall have the status of general unsecured creditors of the Plan Sponsor, and the Plan shall constitute an unsecured promise by the Plan Sponsor to make benefit payments in the future.

Now therefore, the Company hereby amends and restates the Plan in its entirety, as follows:

ARTICLE I

DEFINITIONS

1.1	Account The bookkeeping account established for each Participant to record his or her benefit under the Plan.

1.2	Affiliate Any corporation or business entity that would be considered a single employer with the Plan Sponsor pursuant to Code §§ 414(b) or 414(c).

1.3	Aggregated Plan A nonqualified deferred compensation plan that is required to be aggregated and treated with the Plan as a single plan under Code § 409A.

1.4
Beneficiary An individual, individuals, trust or other entity designated by the Participant to receive his or her benefit in the event of the Participant’s death. If more than one Beneficiary survives the Participant, the Participant’s benefit shall be divided equally among all such Beneficiaries, unless otherwise provided in the Beneficiary Designation form. Nothing herein shall prevent the Participant from designating primary and contingent Beneficiaries.

1.5	Benefit Benchmarks Hypothetical investment funds or benchmarks made available to Participants by the Plan Administrator for purposes of valuing benefits under the Plan.

1.6	Board The Board of Directors of PICO or the Plan Sponsor, as applicable, or similar governing body if such Plan Sponsor has no Board of Directors.

1.7
Change in Control Event A Change in Ownership, Change in Effective Control or Change in Ownership of a Substantial Portion of Assets, as elected by the Plan Sponsor of a corporation identified in Section 1.8(e).

(a)	Change in Effective Control of the Corporation

(i)	Notwithstanding that a corporation has not undergone a Change in Ownership, a Change in Effective Control occurs on the date that either:

(1)
any one person or Persons Acting as a Group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or Persons Acting as a Group) ownership of stock of the corporation possessing 30 percent or more of the total voting power of the stock of such corporation; or

(2)
a majority of members of the corporation’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the corporation’s board of directors prior to the date of the appointment or election, provided that for purposes of this Section 1.8(a)(i)(2) the term corporation refers solely to the relevant corporation identified in Section 1.8(e) for which no other corporation is a majority shareholder for purposes of that section.

In the absence of an event described in Section 1.8(a)(i)(1) or Section 1.8(a)(i)(2) a Change in Effective Control will not have occurred.

(ii)
A Change in Effective Control may occur in any transaction in which either of the two corporations involved in the transaction has a Change in Ownership or a Change in Ownership of a Substantial Portion of Assets.

(iii)
If any one person or Persons Acting as a Group, is considered to effectively control a corporation (within the meaning of this Section 1.8(a)), the acquisition of additional control of the corporation by the same person or Persons Acting as a Group is not considered to cause a Change in Effective Control (or to cause a Change in Ownership within the meaning of Section 1.8(b)).

(b)
Change in the Ownership of the Corporation.  A Change in Ownership occurs on the date that any one person or Persons Acting as a Group, acquires ownership of stock of the corporation that, together with stock held by such person or Persons Acting as a Group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of such corporation. However, if any one person or Persons Acting as a Group, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of a corporation, the acquisition of additional stock by the same person or Persons Acting as a Group is not considered to cause a Change in Ownership (or to cause a Change in Effective Control). An increase in the percentage of stock owned by any one person or Persons Acting as a Group, as a result of a transaction in which the corporation acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of a Change in Ownership. A Change in Ownership applies only when there is a transfer of stock of a corporation (or issuance of stock of a corporation) and stock in such corporation remains outstanding after the transaction.

(c)	Change in the Ownership of a Substantial Portion of a Corporation’s Assets

(i)
A Change in Ownership of a Substantial Portion of Assets occurs on the date that any one person or Persons Acting as a Group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or Persons Acting as a Group) assets from the corporation that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the corporation immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

(ii)
There is no Change in Ownership of a Substantial Portion of Assets when there is a transfer to an entity that is controlled by the shareholders of the transferring corporation immediately after the transfer, as provided in this Section 1.8(c)(ii). A transfer of assets by a corporation is not treated as a change in the ownership of such assets if the assets are transferred to:

(1)	a shareholder of the corporation (immediately before the asset transfer) in exchange for or with respect to its stock;

(2)	an entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the corporation;

(3)	a person or Persons Acting as a Group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding stock of the corporation; or

(4)	an entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in Section 1.8(c)(ii)(c.).

For purposes of this Section 1.8(c)(ii) and except as otherwise provided, a person’s status is determined immediately after the transfer of the assets.

(d)	Persons Acting as a Group

(i)
With regards to Change in the Ownership, persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock or similar business transaction with the corporation. If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders only with respect to the ownership in that corporation before the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.

(ii)
With regards to Change in Effective Control, persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock or similar business transaction with the corporation. If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation only with respect to the ownership in that corporation before the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.

(iii)
With regards to Change in Ownership of a Substantial Portion of Assets, persons will not be considered to be acting as a group solely because they purchase assets of the same corporation at the same time. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of assets or similar business transaction with the corporation. If a person, including an entity shareholder owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation only to the extent of the ownership in that corporation before the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.

(e)	To constitute a Change in Control Event as to a Participant, the Change in Control Event must relate to:

(i)	the corporation with respect to which the Participant is an Eligible Individual at the time of the Change in Control Event;

(ii)
the corporation that is liable for the payment of the Account (or all corporations liable for the payment if more than one corporation is liable) but only if either the Participant’s benefits under the Plan are attributable to the performance of services by the Participant for such corporation (or corporations) or there is a bona fide business purpose for such corporation or corporations to be liable for such payment and, in either case, no significant purpose in making such corporation or corporations liable for such payment is the avoidance of Federal income tax; or

(iii)
a corporation that is a majority shareholder of a corporation identified in Sections 1.8(e)(i) or 1.8(e)(ii), or any corporation in a chain of corporations in which each corporation is a majority shareholder of another corporation in the chain, ending in a corporation identified in Section 1.8(e)(i) or Section 1.8(e)(ii). With regard to a relevant corporation, a majority shareholder is a shareholder owning more than 50% of the total fair market value and total voting power of such corporation.

(f)
Stock Ownership. For the purposes of this Section 1.8, ownership of stock will be determined by the application of Code §318(a). Stock underlying a vested option is considered owned by the individual who holds the vested option (and the stock underlying an unvested option is not considered owned by the individual who holds the unvested option). For purposes of the preceding sentence, however, if a vested option is exercisable for stock that is not substantially vested (as defined by Treasury Regulation §§ 1.83-3(b) and (j)), the stock underlying the option is not treated as owned by the individual who holds the option. In addition, mutual and cooperative corporations are treated as having stock for purposes of this Section 1.8(f).

1.8
Code The Internal Revenue Code of 1986, as amended from time to time. Reference to any section or subsection of the Code includes reference to any comparable or succeeding provisions of any legislation which amends, supplements or replaces such section or subsection.

1.9	Compensation Shall mean a Participant’s Regular Salary, bonuses, Performance-Based Compensation, and director fees, as applicable.

1.10
Compensation Deferral Agreement The written agreement between an Eligible Individual and the Plan Sponsor to defer receipt by the Eligible Individual of Compensation. Such agreement shall state the deferral amount or percentage of Compensation to be withheld from the Eligible Individual’s Compensation and shall state the date on which the agreement is effective, as provided at Section 2.3.

1.11	Compensation Deferrals That portion of a Participant’s Compensation which is deferred under the terms of this Plan.

1.12	Corporate Dissolution A corporate dissolution taxed pursuant to Code §331 or with the approval of a bankruptcy court pursuant to section 503(b)(1)(A) of title 11, United States Code.

1.13
Distributable Event The events entitling a Participant or Beneficiary to a payment of benefits under the Plan, which shall be: Separation from Service; death; the occurrence of an Interim Distribution Date; the occurrence of an Unforeseeable Emergency; Plan Termination Following a Change of Control Event, if applicable; Plan Termination Following a Corporate Dissolution; Plan Termination in Connection with Termination of Certain Similar Arrangements; Domestic Relations Order; and Income Inclusion Under Code § 409A.

1.14
Domestic Partner The Plan Administrator in its sole discretion shall determine whether an individual meets the requirements of a Domestic Partner and shall have the right to request documentary proof of the existence of a Domestic Partner relationship, which proof may include, but is not limited to, a joint checking account, a joint mortgage or lease, driver’s licenses showing the same address, the registration of a domestic partnership or civil union in states that recognize such relationships or such other proof as the Plan Administrator may determine.

1.15
Domestic Relations Order Any judgment, decree or order (including approval of a property settlement agreement) which relates to the provision of child support, alimony payments or marital property rights to a Spouse, former Spouse, child or other dependent of a Participant and is made pursuant to a State domestic relations law (including a community property law).

1.16	Effective Date The Effective Date of the restatement of this Plan shall be January 1, 2009.

1.17
Eligible Individual Any common-law employee or non-employee director who provides services to the Plan Sponsor and is designated by the Plan Sponsor as eligible to participate in the Plan in accordance with Section 2.1. Only those individuals who are part of a select group of management or highly compensated individuals, as determined by PICO or the Plan Sponsor in its sole discretion, may be designated as Eligible Individuals under the Plan.

1.18
ERISA The Employee Retirement Income Security Act of 1974, as amended. Reference to any section or subsection of ERISA includes reference to any comparable or succeeding provisions of any legislation which amends, supplements or replaces such section or subsection.

1.19	Income Inclusion Under Code § 409A Shall have the meaning set forth in Section 6.9.

1.20	Interim Distribution Date Shall be a date that is prior to the Participant’s Separation from Service elected by the Participant to receive a distribution from the Plan

1.21
Investment Credits and Debits Bookkeeping adjustments to Participants’ Accounts to reflect the hypothetical interest, earnings, appreciation, losses and depreciation that would be accrued or realized if assets equal to the value of such Accounts were invested in accordance with such Participants’ Benefit Benchmarks.

1.22
Nonqualified Deferred Compensation Plan A pension plan, within the meaning of ERISA §201(2), the purpose of which is to permit a select group of management or highly compensated Eligible Individuals to defer receipt of a portion of their Compensation to a future date.

1.23
Participant An Eligible Individual who is currently deferring a portion of his or her Compensation under this Plan, or an Eligible Individual or former Eligible Individual who is still entitled to the payment of benefits under the Plan.

1.24
Performance-Based Compensation Compensation, the amount of which, or entitlement to which, is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least 12 consecutive months. Organizational or individual performance criteria are considered pre-established if established in writing by no later than 90 days after the commencement of the period of service to which the criteria relates, provided that the outcome is substantially uncertain at the time the criteria are established. Performance-Based Compensation does not include any amount, or portion of any amount, that will be paid either regardless of performance or based upon a level of performance that is substantially certain to be met at the time the criteria is established. If payments are based upon the satisfaction of subjective criteria, the subjective performance criteria must be bona fide and relate to the performance of the Participant, a group that includes the Participant or a business unit for which the Participant provides services, and the determination that any subjective performance criteria have been met must not be made by the Participant, a family member of the Participant or a person under the effective control of the Participant or a family member of the Participant or where any amount of the compensation of the person making such determination is effectively controlled in whole or in part by the Participant or family member of the Participant. Compensation determined by reference to the value of the Plan Sponsor or an Affiliate, or the stock of the Plan Sponsor or an Affiliate, shall be Performance Based Compensation only as provided under Code § 409A and the regulations and binding guidance issued thereunder.  Performance Based Compensation shall include but not be limited to annual incentive awards granted a Participant.

1.25	Plan The Nonqualified Deferred Compensation Plan established by the Plan Sponsor under the terms of this Plan Document.

1.26
Plan Administrator The individual(s) or committee appointed by the Plan Sponsor  to administer the Plan as provided herein. If no such appointment is made, the Chief Executive Officer of the Plan Sponsor (or the most senior officer of such Plan Sponsor if the Plan Sponsor does not have a Chief Executive Officer) shall serve as the Plan Administrator. In no event shall a Plan Administrator who is a Participant be permitted to make decisions regarding his or her benefits under this Plan; rather, such decisions shall be made by the other members of any committee appointed to act as the Plan Administrator or, if no such committee has been appointed, the most senior officer of the Plan whose benefits are not at issue in the decision. If a Change in Control Event occurs with respect to the Plan Sponsor or PICO, the existing Plan Administrator shall be removed, and a new Plan Administrator shall be appointed as provided in Section 8.9.

1.27
Plan Sponsor  PICO Deferred Holdings, LLC, or any successor thereto, or any other entity appointed by PICO.  The term Plan Sponsor shall also include, where appropriate, any entity affiliated with the Plan Sponsor which adopts the Plan with the consent of the Plan Sponsor.  Only the Plan Sponsor or PICO shall have the power to amend this Plan, appoint the Plan Administrator, or exercise any of the powers described in Section 8.3 hereof.

1.28	Plan Termination Following a Change in Control Event Shall have the meaning set forth in Section 10.3.

1.29	Plan Termination Following a Corporate Dissolution Shall have the meaning set forth in Section 10.4.

1.30	Plan Termination in Connection with Termination of Certain Similar Arrangements Shall have the meaning set forth in Section 10.5.

1.31
Regular Salary The Participant’s gross income paid by the Plan Sponsor during the Taxable Year as reportable on Internal Revenue Service Form W-2, including amounts excludible from gross income that are contributed by the Participant on a pre-tax basis to a salary reduction retirement or welfare plan (including amounts contributed to this Plan), but excluding bonuses, Performance-Based Compensation, director fees, or any other irregular payments.

1.32	Separation from Service A Participant shall have a Separation from Service under the circumstances described below.

(a)
Employees A Participant who is a common law employee has a Separation from Service if the Participant voluntarily or involuntarily terminates employment with the Plan Sponsor and all Affiliates, for any reason other than Disability or death. A termination of employment occurs if the facts and circumstances indicate that the Plan Sponsor and the Participant reasonably anticipate that no further services will be performed after a certain date or that the level of bona fide services the Participant will perform after such date (whether as an employee or an independent contractor) will decrease to no more than 20 percent of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services if the Participant has been providing services for less than 36 months). Notwithstanding the foregoing, the employment relationship is treated as continuing while the Participant is on military leave, sick leave or other bona fide leave of absence if the period of leave does not exceed 6 months, or if longer, so long as the Participant retains the right to reemployment with the Plan Sponsor or an Affiliate under an applicable statute or contract. When a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or to last for a period of at least 6 months and such impairment causes the Participant to be unable to perform the duties of his or her position or any substantially similar position, a 29-month period of absence shall be substituted for the 6-month period above.

(b)
Directors Except as otherwise provided hereunder, a Participant who is a member of the Board shall be considered to be an Independent Contractor for purposes of determining whether the Participant has had a Separation from Service.

(c)
Dual Status If a Participant provides services to the Plan Sponsor and any Affiliates as an employee and as an independent contractor, the Participant must have a Separation from Service with the Plan Sponsor and all Affiliates both as an employee and an independent contractor to have a Separation from Service. Notwithstanding the foregoing, if a Participant provides services to the Plan Sponsor and any Affiliates as an employee and as a director, (1) the services provided as a director are not taken into account in determining whether the Participant has a Separation from Service as an employee under the Plan if the Participant participates in the Plan as an employee, provided the Participant does not participate in any other nonqualified deferred compensation plan as a director that is aggregated with the Plan under Code §409A, and (2) the services provided as an employee are not taken into account in determining whether the Participant has a Separation from Service as a director under the Plan if the Participant participates in the Plan as a director, provided the Participant does not participate in any other nonqualified deferred compensation plan as an employee that is aggregated with the Plan under Code §409A.

1.33
Specified Employee A key employee (as defined in Code § 416(i) without regard to paragraph (5) thereof) of a Plan Sponsor or its Affiliates, any stock of which is publicly traded on an established securities market or otherwise. A Participant is a key employee if the Participant meets the requirements of Code §416(i)(1)(A)(i), (ii) or (iii) (applied in accordance with the regulations thereunder and disregarding Code §416(i)(5)) at any time during the 12-month period ending each December 31. If a Participant is a key employee at any time during the 12-month period ending on such December 31, the Participant is treated as a Specified Employee for the 12-month period beginning on the following April 1. Whether any stock of a Plan Sponsor or its Affiliates is publicly traded on an established securities market or otherwise must be determined as of the date of the Participant’s Separation from Service.

1.34	Spouse The individual to whom a Participant is married, or was married in the case of a deceased Participant who was married at the time of his or her death.

1.35	Taxable Year The 12-consecutive-month period beginning each January 1 and ending each December 31.

1.36
Trust The agreement, if any, between the Plan Sponsor and the Trustee under which assets may be delivered by the Plan Sponsor to the Trustee to offset liabilities assumed by the Plan Sponsor under the Plan. Any assets held under the terms of the Trust shall be the exclusive property of the Plan Sponsor and shall be subject to the creditor claims of the Plan Sponsor with respect to whom such Trust has been established. Participants shall have no right, secured or unsecured, to any assets held under the terms of the Trust.

1.37	Trustee The institution named by the Plan Sponsor in the Trust agreement, if any, and any corporation which succeeds the Trustee by merger or by acquisition of assets or operation of law.

1.38
Unforeseeable Emergency A severe financial hardship to the Participant resulting from an illness or accident of the Participant or the Participant’s Spouse, Beneficiary or dependent (as defined in Code §152 without regard to §§ 152(b)(1), (b)(2) and (d)(1)(B)), loss of the Participant’s property due to casualty or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

1.39
Valuation Date The date on which Participant Accounts under the Plan are valued. The Valuation Date shall be each business day of the Taxable Year on which the New York Stock Exchange and, if a Trust has been established in connection with the Plan, the Trustee are open for business.

ARTICLE II

ELIGIBILITY AND PARTICIPATION

2.1	Eligibility The Plan Sponsor will designate those persons who shall be considered Eligible Individuals under the Plan.

2.2	Participation The Plan Administrator shall provide written notification to each Eligible Individual of his or her eligibility to participate in the Plan.

2.3	Compensation Deferral Agreement In order to defer Compensation under the Plan for a given Taxable Year, an Eligible

Individual must enter into a Compensation Deferral Agreement with the Plan Sponsor authorizing the deferral of all or part of the Participant’s Compensation for such Taxable Year. The Compensation Deferral Agreement shall also specify the method of payment for benefits under the Plan and any Interim Distribution Date that shall apply with respect to amounts credited to the Participant’s Account for such Taxable Year.

Upon receipt of a properly completed and executed Compensation Deferral Agreement, the Plan Administrator shall notify the Plan Sponsor to withhold that portion of the Participant’s Compensation specified in the Agreement.

The Compensation Deferral Agreement shall remain in effect for the duration of the Taxable Year to which it relates.

Except as provided below, a Compensation Deferral Agreement must be completed and returned to the Plan Sponsor prior to the first day of the Taxable Year in which services are performed for the Compensation deferred and shall be irrevocable except as otherwise provided hereunder.

(a)
Initial Eligibility If an individual becomes an Eligible Individual on a date other than the first day of a Taxable Year and such individual has not at any time been eligible to participate in the Plan or any Aggregated Plan, the Compensation Deferral Agreement may be completed and returned to the Plan Sponsor within 30 days after the Effective Date or within 30 days after the Eligible Individual’s initial eligibility date. In no event shall a Participant be permitted to defer Compensation with respect to services performed before the date on which the Compensation Deferral Agreement is signed by the Participant and accepted by the Plan Administrator.

(b)
Former Participants With No Account Balance If an Eligible Individual who is a former Participant has been paid all amounts deferred under the Plan and any Aggregated Plan and, on and before the date of the last payment, is not eligible to continue (or elect to continue) to participate in the Plan or any Aggregated Plan for periods after the last payment (other than through an election of a different time and form of payment with respect to the amounts paid), the Eligible Individual may be treated as initially eligible to participate in the Plan pursuant to subsection (a) above as of the first date following such last payment that the Eligible Individual again becomes eligible to participate in the Plan.

(c)
Participants Ineligible for Two Years If an Eligible Individual who is a Participant or former Participant ceases being eligible to participate in the Plan and any Aggregated Plan, regardless of whether all amounts deferred under such plans have been paid, and subsequently becomes eligible to participate in the Plan again, the Eligible Individual may be treated as being initially eligible to participate in the Plan pursuant to subsection (a) above if the Eligible Individual has not been eligible to participate in the Plan or an Aggregated Plan (other than through the accrual of earnings) at any time during the twenty-four (24) month period ending on the date the Eligible Individual again becomes eligible to participate in the Plan.

(d)
Performance-Based Compensation A Compensation Deferral Agreement with respect to Performance-Based Compensation may be completed and returned to the Plan Sponsor no later than the date that is six months before the end of the performance period to which the Performance-Based Compensation relates, provided the Participant performs services continuously from the later of the beginning of the performance period or the date upon which the performance criteria are established through the date upon which the Participant makes an initial deferral election, and further provided that in no event may an election to defer Performance-Based Compensation be made with respect to Compensation that has become readily ascertainable.

2.4
Subsequent Changes in Time and Form of Payment A Participant may elect to change the time or form of payment of amounts distributable upon a Separation from Service or elect to change the time of payment of amounts distributable upon an Interim Distribution Date, provided, however, that any such election shall be effective only if:

(a)	the election does not accelerate the time or schedule of any payment within the meaning of Code § 409A;

(b)	the election does not take effect until at least twelve 12 months after the date on which the election is made;

(c)	the first payment with respect to which such election is made is deferred for a period of 5 years from the date such payment would otherwise have been made; and

(d)	for a change to a payment made upon an Interim Distribution Date, such election is made at least 12 months before such Interim Distribution Date.

The Plan Administrator shall have sole and absolute discretion to decide whether such a request shall be approved but may approve no more than one such request for any Participant with respect to any Compensation Deferral or Matching or Discretionary Credit.

2.5
Establishing a Reserve for Plan Liabilities The Plan Sponsor may, but is not required to, establish one or more Trusts to which the Plan Sponsor may transfer such assets as the Plan Sponsor determines in its sole discretion to assist in meeting its obligations under the Plan. Any such assets shall be the property of the Plan Sponsor and remain subject to the claims of the Plan Sponsor’s creditors, to the extent provided under any Trust established with respect to such Plan Sponsor. The Trustee shall have no duty to determine whether the amounts forwarded by the Plan Sponsor are the correct amount or that they have been transmitted in a timely manner.

ARTICLE III

PARTICIPANT ACCOUNTS AND REPORTS

3.1
Establishment of Accounts The Plan Administrator shall establish and maintain individual recordkeeping accounts and subaccounts, as applicable, on behalf of each Participant for purposes of determining each Participant’s benefits under the Plan. A Participant’s Account does not represent the Participant’s ownership of, or any ownership interest in, any assets which may be set aside to satisfy the Plan Sponsor’s obligations under the Plan.

3.2	Account Maintenance As of each Valuation Date, the Plan Administrator shall credit each Participant’s Account with the following:

(a)	An amount equal to any Compensation Deferrals made by the Participant since the last Valuation Date;

(b)
An amount equal to deemed Investment Credits under Section 3.3 below since the last Valuation Date. As of each Valuation Date, the Plan Administrator shall debit each Participant’s Account with the following:

(c)	An amount equal to any distributions from the Plan to the Participant or Beneficiary since the last Valuation Date; and

(d)	An amount equal to deemed Investment Debits under Section 3.3 below since the last Valuation Date; and

(e)	An amount equal to any forfeitures incurred by the Participant since the last Valuation Date.

3.3	Investment Credits and Debits The Accounts of Participants shall be adjusted for Investment Credits and Debits in accordance with this Section 3.3.

Participants shall have the right to specify one or more Benefit Benchmarks in which their Compensation Deferrals shall be deemed to be invested. The Benefit Benchmarks shall be utilized solely for purposes of adjusting their Accounts in accordance with procedures adopted by the Plan Administrator. The Plan Administrator shall provide the Participant with a list of the available Benefit Benchmarks. From time to time, in the sole discretion of the Plan Administrator, the Benefit Benchmarks available within the Plan may be revised. All Benefit Benchmark selections must be denominated in whole percentages unless the Plan Administrator determines that lower increments are acceptable. A Participant may make changes in the manner in which future Compensation Deferrals are deemed to be invested among the various Benefit Benchmarks within the Plan in accordance with procedures established by the Plan Administrator. A Participant may re-direct the manner in which earlier Compensation Deferrals, as well as any appreciation (or depreciation) to-date, are deemed to be invested among the Benefit Benchmarks available in the Plan in accordance with procedures established by the Plan Administrator.

As of each Valuation Date, the Plan Administrator shall adjust the Account of each Participant for interest, earnings or appreciation (less losses and depreciation) with respect to the then balance of the Participant’s Account equal to the actual results of the Participant’s deemed Benefit Benchmark elections.

All notional acquisitions and dispositions of Benefit Benchmarks which occur within a Participant’s Account, pursuant to the terms of the Plan, shall be deemed to occur at such times as the Plan Administrator shall determine to be administratively feasible in its sole discretion and the Participant’s Account shall be adjusted accordingly. Accordingly, if a distribution or reallocation must occur pursuant to the terms of the Plan and all or some portion of the Account must be valued in connection with such distribution or reallocation (to reflect Investment Credits and Debits), the Plan Administrator may in its sole discretion, unless otherwise provided for in the Plan, select a date or dates which shall be used for valuation purposes.

Notwithstanding anything to the contrary, any Investment Credits or Debits made to any Participant’s Account following a Plan Termination or a Change in Control Event shall be made in a manner no less favorable to Participants than the practices and procedures employed under the Plan, or as otherwise in effect, as of the date of the Plan Termination or the Change in Control Event.

Notwithstanding the Participant’s deemed Benefit Benchmark elections under the Plan, the Plan Sponsor shall be under no obligation to actually invest any amounts in such manner, or in any manner, and such Benefit Benchmark elections shall be used solely to determine the amounts by which the Participant’s Account shall be adjusted under this Article III.

3.4
Participant Statements  The Plan Administrator shall provide each Participant with a statement showing the credits and debits from his or her Account during the period from the last statement date. Such statement shall be provided to Participants as soon as administratively feasible following the end of each Taxable Year and on such other dates as agreed to by the Plan Sponsor and the party maintaining Participant records.

ARTICLE IV

WITHHOLDING OF TAXES

4.1
Withholding from Compensation For any Taxable Year in which Compensation Deferrals are made to or vested within the Plan (as applicable), the Plan Sponsor shall withhold the Participant’s share of income, FICA and other employment taxes from the portion of the Participant’s Compensation not deferred. If deemed appropriate by the Plan Sponsor, all or any portion of a benefit under the Plan may be distributed in certain instances where necessary to facilitate compliance with applicable withholding requirements to the extent such distribution would not result in adverse tax consequences under Code § 409A. The amount of any such distribution shall not exceed the amount necessary to comply with applicable withholding requirements.

4.2
Withholding from Benefit Distributions The Plan Sponsor (or the Trustee of the Trust, as applicable) shall withhold from any payments made to a Participant under this Plan all federal, state and local income, employment and other taxes required to be withheld by the Plan Sponsor, in connection with such payments, in amounts and in a manner to be determined in the sole discretion of the Plan Sponsor.

ARTICLE V

VESTING

5.1
Vesting A Participant shall be immediately vested in (i.e., shall have a non-forfeitable right to) all Compensation Deferrals credited to his or her Account, including any Investment Credits or Debits associated therewith.

ARTICLE VI

PAYMENTS

6.1
Benefits Except as otherwise provided under the Plan, a Participant’s or Beneficiary’s benefit payable under the Plan shall be the value of the Participant’s vested Account at the time a Distributable Event occurs with respect to such Participant or Beneficiary. In no event, will a Participant’s right to a benefit under this Plan give such Participant a secured right or claim on any assets set aside by the Plan Sponsor to meet its obligations under the Plan. All payments from the Plan shall be subject to applicable tax withholding and shall commence (or be fully paid, in the event a lump sum form of distribution was selected) no later than ninety (90) days after the occurrence of the Distributable Event, except as otherwise provided herein.

6.2
Separation from Service Payment In the event of a Participant’s Separation from Service, the Participant’s vested Account shall be paid in the form of a cash lump sum or, if elected by the Participant, in annual cash payments (over a period of two(2), five (5), or ten (10) years). For purposes of Code § 409A, installment payments shall be treated as a single payment. If applicable, the initial installment shall be based on the value of the Participant’s vested Account, measured on the date of his or her Separation from Service, and shall be equal to 1/n (where ‘n’ is equal to the total number of annual benefit payments not yet distributed). Subsequent installment payments shall be computed in a consistent fashion, with the measurement date being the anniversary of the original measurement date. Election of the form of the Separation from Service Payment must be provided to the Plan Administrator at the time the Participant first enters into a Compensation Deferral Agreement.

Notwithstanding the foregoing, a distribution resulting from a Separation from Service by a Participant who is a Specified Employee on the date of Separation from Service shall be made within the ninety (90) days following the date that is 6 months after the Separation from Service or, if earlier, within the ninety (90) days following the death of the Specified Employee. The first payment made following the 6-month period described in the preceding sentence shall include all payments that otherwise would have been made after Separation from Service but for the delay required by this paragraph.

6.3
Death Benefit In the event of the Participant’s death, whether before or after the Participant has otherwise incurred a Distributable Event or commenced receiving payments from the Plan, the Participant’s Beneficiary shall receive the balance of the Participant’s vested Account in a single lump-sum cash payment.

6.4
Domestic Relations Order Payment If it is necessary to satisfy a Domestic Relations Order, whether before or after the Participant has otherwise incurred a Distributable Event or commenced receiving payments from the Plan, the Plan Administrator shall pay to the Spouse, former Spouse, child, or other dependent of the Participant, as specified in the Domestic Relations Order, the amount from the Participant’s vested Account required to fulfill the Domestic Relations Order. The Plan Administrator shall have complete discretion to determine whether the circumstances of the Participant meet the requirements for a Domestic Relations Order Payment under this Section. If the request for a payment due to a Domestic Relations Order is approved, the distribution shall be made at such time and in such form as shall be necessary to satisfy the Domestic Relations Order.

6.5
Unforeseeable Emergency Distribution If a Participant has an Unforeseeable Emergency, as defined herein, the Plan Administrator may pay to the Participant that portion of his or her vested Account which the Plan Administrator determines is reasonably necessary to satisfy the emergency. The amounts distributed to the Participant as a result of an Unforeseeable Emergency may not exceed the amounts reasonably necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise, by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship) or by cancellation of Compensation Deferrals pursuant to Section 7.1. A Participant requesting an Unforeseeable Emergency Distribution shall apply for the payment in writing on a form approved by the Plan Administrator and shall provide such additional information as the Plan Administrator may require. The Plan Administrator shall have complete discretion to determine whether the financial hardship of the Participant constitutes an Unforeseeable Emergency under the Plan. If, subject to the sole discretion of the Plan Administrator, the request for a withdrawal is approved, the distribution shall be made within ninety (90) days after the date of approval by the Plan Administrator.

6.6
Election to Receive Interim Distributions A Participant may make an election, at the time he or she files a Compensation Deferral Agreement for a given Taxable Year, to have those Compensation Deferrals to which the agreement relates paid to him or her at an Interim Distribution Date designated by the Participant. Such Compensation Deferrals, adjusted to reflect Investment Credits and Debits, shall be payable in a single cash lump sum, or an installment payment commencing, within ninety (90) days after an applicable Interim Distribution Date. The Participant’s selection of an Interim Distribution Date is irrevocable, except as provided in Section 2.4, and must comply with the definition of Interim Distribution Date under Section 1.25. Notwithstanding a Participant’s advance election to designate Interim Distribution Dates, the amounts which would otherwise be subject to such Interim Distribution Dates shall be distributable upon a Distributable Event pursuant to the Plan, if such Distributable Event occurs prior to an applicable Interim Distribution Date.

6.7
Payment upon Income Inclusion Under § 409A If the Plan Administrator determines at any time that the Plan fails to meet the requirements of Code § 409A with respect to a Participant, the Plan Administrator shall distribute to the Participant the amount from the Participant’s vested Account that is required to be included in income as a result of such failure in a single lump-sum payment.

6.8	Permissible Delay in Payments A payment may be delayed beyond the distribution date otherwise provided for under the Plan in one or more of the circumstances below

(a)
Subject to Code § 162(m) A payment, including any portion thereof, will be delayed when the Plan Sponsor reasonably anticipates that its deduction with respect to such payment otherwise would be eliminated by application of Code § 162(m), provided that the payment is made either during the Participant’s first Taxable Year in which the Plan Sponsor reasonably anticipates (or should reasonably anticipate) that if the payment is made during such year the deduction of such payment will not be barred by Code § 162(m) or during the period beginning with the date of the Participant’s Separation from Service and ending on the later of the last day of the Plan Sponsor’s taxable year in which the Participant has a Separation from Service or the 15th day of the third month following the Participant’s Separation from Service, and provided further that when any scheduled payment to a Participant in the Plan Sponsor’s taxable year is delayed in accordance with this Section, all scheduled payments to such Participant that could be delayed in accordance with this Section are also delayed. When a payment is delayed to a date on or after the Participant’s Separation from Service, the payment shall be treated as a payment upon a Separation from Service and, in the case of a Specified Employee, the date that is 6 months after a Participant’s Separation from Service is substituted for any reference to a Participant’s Separation from Service in the foregoing provisions of this Section.

(b)
Violation of Federal Securities Laws or Other Applicable Law A payment will be delayed when the Plan Sponsor reasonably anticipates that the making of the payment will violate Federal securities laws or other applicable law, provided that the payment will be made at the earliest date at which the Plan Sponsor reasonably anticipates that the making of the payment will not cause such violation. The making of a payment that would cause inclusion in gross income or the application of any penalty provision or other provision of the Code is not treated as a violation of applicable law.

6.9
Beneficiary Designation A Participant shall have the right to designate a Beneficiary and to amend or revoke such designation at any time in writing. Such designation, amendment or revocation shall be effective upon receipt by the Plan Administrator. If the Beneficiary is a minor or incompetent, benefits may be paid to a legal guardian, trustee, or other proper representative of the Beneficiary, and such payment shall completely discharge the Plan Sponsor and the Plan of all further obligations hereunder.

If no Beneficiary designation is made, or if the Beneficiary designation is held invalid, or if no Beneficiary survives the Participant and benefits are determined to be payable following the Participant’s death, the Plan Administrator shall direct that payment of benefits be made to the person or persons in the first of the below categories in which there is a survivor. The categories of successor beneficiaries, in order, are as follows:

(a)	Participant’s Spouse;

(b)	Participant’s Domestic Partner

(c)	Participant’s descendants, per stirpes (eligible descendants shall be determined by the intestacy laws of the state in which the decedent was domiciled);

(d)	Participant’s parents;

(e)	Participant’s brothers and sisters (including step brothers and step sisters); and

(f)	Participant’s estate.

6.10
Claims Procedure All claims for benefits under the Plan, and all questions regarding the operation of the Plan, shall be submitted to the Plan Administrator in writing. The Plan Administrator has complete discretion and authority to interpret and construe any provision of the Plan, and its decisions regarding claims for benefits hereunder are final and binding.

(a)
Presentation of Claim. Any Participant, Beneficiary or person claiming benefits under the Plan (such Participant, Beneficiary or other person being referred to below as a “Claimant”) may deliver to the Plan Administrator a written claim for a determination with respect to benefits distributable to such Claimant from the Plan. The claim must state with particularity the determination desired by the Claimant.

Any claim by a Participant that a payment made under the Plan is less than the amount to which the Participant is entitled must be made in writing pursuant to the foregoing provisions of this Section within 180 days after the date of such payment. Notwithstanding any other provision of the Plan, a Participant shall forfeit all rights to any amounts claimed if the Participant fails to make claim as provided in the preceding sentence.

(b)	Notification of Decision The Plan Administrator shall consider a Claimant’s claim within a reasonable time, and shall notify the Claimant in writing:

(i)	that the Claimant’s requested determination has been made, and that the claim has been allowed in full; or

(ii)
that the Plan Administrator has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:

(1)	the specific reason(s) for the denial of the claim, or any part of it;

(2)	specific reference(s) to pertinent provisions of the Plan upon which such denial was based;

(3)	a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary;

(4)
a description of the claim review procedure set forth in Section 6.12(c) below, including information regarding any applicable time limits and a statement regarding the Claimant’s right to bring an action under ERISA §502(a) following an adverse determination on review; and

(5)
if the decision involved the Disability of the Participant, information regarding whether an internal rule or procedure was relied upon in making its decision and that the Claimant can request a copy of such rule or procedure, free of charge, upon request.

The Plan Administrator will notify the Claimant of an adverse decision within ninety (90) days after the date the claim was received, unless the Plan Administrator determines there are special circumstances that require an extension of time in which to make a decision. If an extension of time is needed, the Plan Administrator shall notify the Claimant of the extension before the expiration of the original 90-day period. The notice will include a description of the special circumstances requiring an extension of time and an estimate of the date it expects a decision to be made. The extension shall not exceed an additional 90-day period.

If the adverse decision relates to a claim involving the Disability of the Participant, the Plan Administrator will notify the Claimant of an adverse decision within forty-five (45) days after the date the claim was received, unless the Plan Administrator determines that matters beyond its control require an extension of time in which to make a decision. If an extension of time is needed, the Plan Administrator shall notify the Claimant of the extension before the expiration of the original 45-day period. The notice will include a description of the circumstances necessitating the extension and an estimate of the date it expects a decision to be made. The extension shall not exceed an additional 30-day period unless, within the 30-day period the Plan Administrator again determines that more time is needed due to matters beyond its control, in which case notice of the need for not more than an additional thirty (30) days is provided to the Claimant before the first 30-day period expires. The notice will include a description of the circumstances requiring the extension and an estimate of the date it expects a decision to be made. Any extension notice will include information regarding the standards on which a determination of Disability will be made, the outstanding issues which prevent a decision from being made, and any additional information which is needed in order to reach a decision. The Claimant will have forty-five (45) days to supply any additional information.

If the Plan Administrator notifies the Claimant of the need for an extension of time to make a decision regarding his or her claim in accordance with this Section 6.12(b), and the extension is needed due to the Claimant’s failure to provide information necessary to decide the claim, the period of time in which the Plan Administrator must make a decision does not include the time between the date the notice of the extension was sent to the Claimant and the date the Claimant responds to the request for additional information.

(c)
Review of a Denied Claim Within sixty (60) days after receiving a notice from the Plan Administrator that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file with the Plan Administrator a written request for a review of the denial of the claim. During the 60-day review period, the Claimant (or the Claimant’s duly authorized representative):

(i)	may review relevant documents;

(ii)	may submit written comments or other documents relating to the claim;

(iii)	may request access to and copies of all relevant documents, free of charge;

(iv)	may request a hearing, which the Plan Administrator, in its sole discretion, may grant.

The Plan Administrator will consider all documents and other information submitted by the Claimant in reviewing its previous decision, including documents not available to or considered by it during its initial determination.

If the appeal relates to a determination of the Plan Administrator involving the Disability of the Participant, the Claimant will have one-hundred-eighty (180) days following receipt of a denial to file a written request for review. In such event, no deference shall be given to the initial benefit determination, and the review shall be conducted by an appropriate fiduciary who is someone other than the individual who made the initial determination or a subordinate of such individual. If the initial determination was based in whole or in part on a medical judgment, the reviewer shall consult with an appropriately trained and experienced health care professional, and shall disclose the identity of any experts who provided advice with regard to the initial decision. The health care professional whose advice is sought during the appeal process will not be an individual who was consulted during the initial determination, nor a subordinate of such an individual.

(d)
Decision on Review The Plan Administrator shall render its decision on review promptly, and not later than sixty (60) days after the filing of a written request for review of the denial, unless a hearing is held or other special circumstances require additional time, in which case the Plan Administrator’s decision must be rendered within one-hundred-twenty (120) days after such date. If an extension of time is needed, the Plan Administrator shall notify the Claimant of the extension before the expiration of the original 60-day period. The notice will include a description of the circumstances requiring the extension and an estimate of the date it expects a decision to be made. Such decision must be written in a manner calculated to be understood by the Claimant, and if the decision on review is adverse it must contain:

(i)	specific reasons for the decision;

(ii)	specific reference(s) to the pertinent Plan provisions upon which the decision was based;

(iii)	a statement that the Claimant may receive, upon request and free of charge, access to and copies of relevant documents and information;

(iv)	a statement describing any voluntary appeal procedures under the Plan and the Claimant’s right to bring an action under ERISA §502(a);

(v)
if the decision involved the Disability of the Participant, information regarding whether an internal rule or procedure was relied upon in making its decision and that the Claimant can request a copy of such rule or procedure, free of charge, upon request;

(vi)
if the decision involved the Disability of the Participant, a statement that the Claimant and the Plan may have other voluntary alternative dispute resolution options, such as mediation, and that the Claimant may find out what options are available by contacting the local U.S. Department of Labor Office and the state insurance regulatory agency; and

(vii)	such other matters as the Plan Administrator deems relevant.

If the appeal involves the Disability of the Participant, the decision of the Plan Administrator will be made within forty-five (45) days after the filing of the written request for review, unless special circumstances require additional time, in which case the Plan Administrator’s decision will be made within ninety (90) days after the date the request was filed. If an extension of time is needed, the Plan Administrator shall notify the Claimant of the extension before the expiration of the original 45-day period. The notice will include a description of the circumstances requiring the extension and an estimate of the date it expects a decision to be made.

If the Plan Administrator notifies the Claimant of the need for an extension of time to make a decision regarding his or her appeal in accordance with this Section 6.12(d), and the extension is needed due to the Claimant’s failure to provide information necessary to decide the appeal, the period of time in which the Plan Administrator must make a decision does not include the time between the date the notice of the extension was sent to the Claimant and the date the Claimant responds to the request for additional information.

ARTICLE VII

CANCELLATION OF DEFERRALS

7.1
Unforeseeable Emergency If a Participant has an Unforeseeable Emergency, as defined herein, the Plan Administrator may cancel all future Compensation Deferrals pertaining to Compensation not yet earned and required to be made pursuant to the Participant’s current Compensation Deferral Agreement if reasonably necessary to satisfy the Participant’s financial hardship subject to the standards and requirements for an Unforeseeable Emergency Distribution set forth in Section 6.5. If a Participant receives a hardship distribution from a qualified plan of the Plan Sponsor pursuant to Code § 401(k)(2)(B)(IV), the Plan Administrator shall cancel all future Compensation Deferrals pertaining to Compensation not yet earned and required to be made pursuant to the Participant’s current Compensation Deferral Agreement, and the Participant will be prohibited from making Compensation Deferrals under the Plan for at least six (6) months after receipt of the hardship distribution or such longer period as may be prescribed by the qualified plan.

ARTICLE VIII

ARTICLE VIII PLAN ADMINISTRATION

8.1
Appointment The Plan Administrator shall serve at the pleasure of the Plan Sponsor, who shall have the right to remove the Plan Administrator at any time upon thirty (30) days’ written notice. The Plan Administrator shall have the right to resign upon thirty (30) days’ written notice to the Plan Sponsor.

8.2	Duties of Plan Administrator The Plan Administrator shall be responsible to perform all administrative functions of the Plan. These duties include but are not limited to:

(a)	Communicating with Participants in connection with their rights and benefits under the Plan;

(b)	Reviewing Benefit Benchmark elections received from Participants;

(c)	Arranging for the payment of taxes (including income tax withholding), expenses and benefit payments to Participants under the Plan;

(d)	Filing any returns and reports due with respect to the Plan;

(e)	Interpreting and construing Plan provisions and settling claims for Plan benefits; and

(f)	Serving as the Plan’s designated representative for the service of notices, reports, claims or legal process.

8.3
Plan Sponsor The Plan Sponsor has sole responsibility for the establishment and maintenance of the Plan. The Plan Sponsor through its Board shall have the power and authority to appoint the Plan Administrator, Trustee and any other professionals as may be required for the administration of the Plan. The Plan Sponsor shall also have the right to remove any individual or party appointed to perform administrative, investment, fiduciary or other functions under the Plan. The Plan Sponsor may delegate any of its powers to the Plan Administrator, Board member or a committee of the Board.

8.4
Administrative Fees and Expenses All reasonable costs, charges and expenses incurred by the Plan Administrator or the Trustee in connection with the administration of the Plan or the Trust shall be paid by the Plan Sponsor. If not so paid, such costs, charges and expenses shall be charged to the Trust, if any, established in connection with the Plan. The Trustee shall be specifically authorized to charge its fees and expenses directly to the Trust. If the Trust has insufficient liquid assets to cover the applicable fees, the Trustee shall have the right to liquidate assets held in the Trust to pay any fees or expenses due. Notwithstanding the foregoing, no Compensation other than reimbursement for expenses shall be paid to a Plan Administrator who is an employee of the Plan Sponsor.

8.5
Plan Administration and Interpretation The Plan Administrator shall have complete discretionary control and authority to determine the rights and benefits and all claims, demands and actions arising out of the provisions of the Plan or any Participant, Beneficiary, deceased Participant, or other person having or claiming to have any interest under the Plan. The Plan Administrator shall have complete discretion to interpret the Plan and to decide all matters under the Plan. Such interpretation and decision shall be final, conclusive, and binding on all Participants and any person claiming under or through any Participant. Any individual serving as Plan Administrator who is a Participant will not vote or act on any matter relating solely to himself or herself. When making a determination or calculation, the Plan Administrator shall be entitled to rely on information furnished by a Participant, a Beneficiary, the Plan Sponsor, or other party. The Plan Administrator shall have the responsibility for complying with any reporting and disclosure requirements of ERISA.

8.6
Powers, Duties, Procedures The Plan Administrator shall have such powers and duties, may adopt such rules, may act in accordance with such procedures, may appoint such officers or agents, may delegate such powers and duties, may receive such reimbursement and compensation, and shall follow such claims and appeal procedures with respect to the Plan as it may establish, each consistently with the terms of the Plan.

8.7
Information To enable the Plan Administrator to perform its functions, the Plan Sponsor shall supply full and timely information to the Plan Administrator on all matters relating to the Compensation of Participants, their employment, retirement, death, Separation from Service, and such other pertinent facts as the Plan Administrator may require.

8.8
Indemnification of Plan Administrator The Plan Sponsor agrees to indemnify and to defend to the fullest extent permitted by law any officer(s), employee(s) or Board members who serve as Plan Administrator (including any such individual who formerly served as Plan Administrator) against all liabilities, damages, costs and expenses (including reasonable attorneys’ fees and amounts paid in settlement of any claims approved by the Plan Sponsor) occasioned by any act or omission to act in connection with the Plan, if such act or omission is in good faith.

8.9
Plan Administration Following a Change in Control Event Notwithstanding anything to the contrary in this Article VIII or elsewhere in the Plan or Trust, upon a Change in Control Event with respect to the Plan Sponsor or PICO the individual serving as Chief Executive Officer of such Plan Sponsor immediately prior to such Change in Control Event who is also a Participant in the Plan, or if the Plan Sponsor has no Chief Executive Officer who is also a Participant in the Plan, the Plan Sponsor’s most senior officer who is also a Participant in the Plan, shall have the right to appoint an individual, third party or committee to serve as Plan Administrator. Such appointment shall be made in writing and copies thereof shall be delivered to the Board, to the existing Plan Administrator, to the Trustee, and to all Plan Participants. The Trustee and all other service providers shall be entitled to rely fully on instructions received from the successor Plan Administrator and shall be indemnified to the fullest extent permitted by law for acting in accordance with the proper instructions of the successor Plan Administrator.

ARTICLE IX

TRUST FUND

9.1
Trust The Plan Sponsor may establish a Trust for the purpose of accumulating assets which may, but need not be used, by the Plan Sponsor to satisfy some or all of its financial obligations to provide benefits to Participants under this Plan. Any trust created under this Section 9.1 shall be domiciled in the United States of America, and no assets of the Plan shall be held or transferred outside the United States. All assets held in the Trust shall remain the exclusive property of the Plan Sponsor and shall be available to pay creditor claims of the Plan Sponsor in the event of insolvency, to the extent provided under any Trust established with respect to such Plan Sponsor. The assets held in Trust shall be administered in accordance with the terms of the separate Trust Agreement between the Trustee and the Plan Sponsor.

9.2
Unfunded Plan In no event will the assets accumulated by the Plan Sponsor in the Trust be construed as creating a funded Plan under the applicable provisions of ERISA or the Code, or under the provisions of any other applicable statute or regulation. Any funds set aside by the Plan Sponsor in Trust shall be administered in accordance with the terms of the Trust.

9.3
Assignment and Alienation No Participant or Beneficiary of a deceased Participant shall have the right to anticipate, assign, transfer, sell, mortgage, pledge or hypothecate any benefit under this Plan. The Plan Administrator shall not recognize any attempt by a third party to attach, garnish or levy upon any benefit under the Plan except as may be required by law.

ARTICLE X

AMENDMENT AND PLAN TERMINATION

10.1
Amendment The Plan Sponsor or PICO shall have the right to amend this Plan without the consent of any Participant or Beneficiary hereunder, provided that no such amendment shall have the effect of reducing any of the vested benefits to which a Participant or Beneficiary has accrued a right as of the effective date of the amendment. Notwithstanding the foregoing, the Plan Sponsor shall have the right to amend this Plan in any manner whatsoever without the consent of any Participant or Beneficiary to comply with the requirements of Code §409A and any binding guidance thereunder to avoid adverse tax consequences even if such amendment has the affect of reducing a vested benefit or existing right of a Participant or Beneficiary hereunder.

10.2
Plan Termination The Plan Sponsor may terminate or discontinue the Plan in whole or in part at any time. No further Compensation Deferrals shall be permitted after the Taxable Year in which the Plan Termination occurs, except that the Plan Sponsor shall be responsible to pay any benefit attributable to vested amounts credited to the Participant’s Account as of the effective date of termination (following any adjustments to such Accounts in accordance with Article III hereof). If the Plan is terminated in accordance with this Section 10.2, the Plan Administrator shall make distribution of the Participant’s vested benefit upon the occurrence of a Distributable Event with respect to a Participant. A Participant’s vested benefit shall be adjusted to reflect Investment Credits and Debits for all Valuation Dates between Plan Termination and the occurrence of a Participant’s Distributable Event.

10.3
Plan Termination Following a Change in Control Event If, within the 30 days preceding or the 12 months following a Change in Control Event, the Plan Sponsor takes irrevocable action to terminate the Plan, the Plan will be terminated and liquidated with respect to the Participants of each corporation that experienced the Change in Control Event. The Plan will be terminated under this Section 10.3 only if all other arrangements sponsored by the Plan Sponsor experiencing the Change in Control Event that would be aggregated with the Plan as a single plan under Code § 409A are also terminated, so all participants under such aggregated arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within 12 months after the date the Plan Sponsor takes all necessary action to terminate the Plan and the other arrangements. For purposes of this Section 10.3, when the Change of Control Event results from an asset purchase transaction, the applicable Plan Sponsor with the discretion to terminate the Plan and the other arrangements is the Plan Sponsor that is primarily liable immediately after the transaction for the payment of deferred compensation. Upon a Plan Termination Following a Change in Control Event, no further Compensation Deferrals  shall be made, and the Plan Administrator shall be responsible to pay any benefit attributable to vested amounts credited to the Participant’s Account as soon as practicable following date on which the Plan Sponsor irrevocably takes all necessary action to terminate the Plan (following any final adjustments to such Accounts in accordance with Article III hereof), but not later than 12 months following such date.

10.4
Plan Termination Following a Corporate Dissolution The Plan Sponsor in its discretion may terminate and liquidate the Plan and make the payments provided below within 12 months after a Corporate Dissolution provided that the value of the Participants’ vested benefits is included in the Participants’ gross incomes in the latest of the following years (or, if earlier, the year in which the amount is actually or constructively received):

(a)	the calendar year in which the Plan Termination occurs;

(b)	the first calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or

(c)	the first calendar year in which the payment is administratively practicable.

Upon a Plan Termination Following a Corporate Dissolution, no further Compensation Deferrals shall be made, and the Plan Administrator shall be responsible to pay any benefit attributable to vested amounts credited to the Participant’s Account as of the effective date of termination (following any final adjustments to such Accounts in accordance with Article III hereof).

10.5	Plan Termination in Connection with Termination of Certain Similar Arrangements The Plan Sponsor in its discretion may terminate the Plan and make the distribution provided below provided that

(a)	the termination does not occur proximate to a downturn in the financial health of the Plan Sponsor and its Affiliates;

(b)
the Plan Sponsor terminates all other arrangements that would be aggregated with the Plan as a single plan under Code § 409A if the same Participant had deferrals of compensation under all of the other arrangements;

(c)
no payments in liquidation of the Plan are made within 12 months after the date the Plan Sponsor takes all necessary action to irrevocably terminate the Plan, other than payments that would be payable under the terms of the Plan if action to terminate the Plan had not occurred;

(d)	all payments are made within 24 months after the date the Plan Sponsor takes all necessary action to irrevocably terminate the Plan; and

(e)
neither the Plan Sponsor nor any Affiliate adopts a new plan that would be aggregated with any terminated plan or arrangement under the definition of what constitutes a plan for purposes of Code §409A if the same Participant participated in both arrangements, at any time within 3 years following the date the Plan Sponsor takes all necessary action to irrevocably terminate the Plan.

Upon a Plan Termination in Connection with the Termination of Certain Similar Arrangements, no further Employer Discretionary Credits or Employer Matching Credits shall be made, and no further Compensation Deferrals shall be made after the Taxable Year in which the Plan Termination in Connection with the Termination of Certain Similar Arrangements occurs. The Plan Administrator shall be responsible to pay any benefit attributable to vested amounts credited to the Participant’s Account as soon as practicable after distributions are permissible under Code § 409A (following any final adjustments to such Accounts in accordance with Article III hereof).

10.6
Effect of Payment The full payment of the balance of a Participant’s vested Account under the provisions of the Plan shall completely discharge all obligations to a Participant and his designated Beneficiaries under this Plan and each of the Participant’s Compensation Deferral Agreements shall terminate.

ARTICLE XI

MISCELLANEOUS

11.1
Total Agreement This Plan document and the Compensation Deferral Agreement, Beneficiary designation and other administration forms shall constitute the total agreement or contract between the Plan Sponsor and the Participant regarding the Plan. No oral statement regarding the Plan may be relied upon by a Participant or Beneficiary. The Plan Sponsor or Plan Administrator shall have the right to establish such procedures as are necessary for the administration or operation of the Plan or Trust, and such procedures shall also be considered a part of the Plan unless clearly contrary to the express provisions thereof.

11.2
Employment Rights Neither the establishment of this Plan nor any modification thereof, nor the creation of any Trust or Account, nor the payment of any benefits, shall be construed as giving a Participant or other person a right to employment with the Plan Sponsor or any Affiliate or any other legal or equitable right against the Plan Sponsor of any Affiliate except as provided in the Plan. In no event shall the terms of employment of any Eligible Individual be modified or in any way be affected by the Plan.

11.3
Non-Assignability None of the benefits, payments, proceeds or claims of any Participant or Beneficiary shall be subject to attachment or garnishment or other legal process by any creditor of such Participant or Beneficiary, nor shall any Participant or Beneficiary have the right to alienate, commute, pledge, encumber or assign any of the benefits or payments or proceeds which he or she may expect to receive, contingently or otherwise under the Plan.

11.4
Binding Agreement Any action with respect to the Plan taken by the Plan Administrator or the Plan Sponsor or the Trustee or any action authorized by or taken at the direction of the Plan Administrator, the Plan Sponsor or other authorized party shall be conclusive upon all Participants and Beneficiaries entitled to benefits under the Plan.

11.5
Receipt and Release Any payment to any Participant or Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Plan Sponsor, the Plan Administrator and the Trustee under the Plan, and the Plan Administrator may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect. If any Participant or Beneficiary is determined by the Plan Administrator to be incompetent by reason of physical or mental disability (including not being the age of majority) to give a valid receipt and release, the Plan Administrator may cause payment or payments becoming due to such person to be made to a legal guardian, trustee, or other proper representative of the Participant or Beneficiary without responsibility on the part of the Plan Administrator, the Plan Sponsor or the Trustee to follow the application of such funds.

11.6
Furnishing Information A Participant or Beneficiary will cooperate with the Plan Administrator or any representative thereof by furnishing any and all information requested by the Plan Administrator and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder, including but not limited to taking such physical examinations as the Plan Administrator may deem necessary.

11.7
Compliance with Code § 409A Notwithstanding any provision of the Plan to the contrary, all provisions of the Plan will be interpreted and applied to comply with the requirements of Code §409A and any regulations and applicable binding guidance so as to avoid adverse tax consequences. No provision of the Plan, however, is intended or shall be interpreted to create any right with respect to the tax treatment of the amounts paid or payable hereunder, and neither the Plan Sponsor nor any Affiliate shall under any circumstances have any liability to a Participant or Beneficiary for any taxes, penalties or interest due on amounts paid or payable under the Plan, including taxes, penalties or interest imposed under Code § 409A.

11.8
Insurance The Plan Sponsors, on their own behalf or on behalf of the trustee of the Trust, and, in their sole discretion, may apply for and procure insurance on the life of the Participant, in such amounts and in such forms as they may choose. The Plan Sponsors or the trustee of the Trust, as the case may be, shall be the sole owner and beneficiary of any such insurance. The Participant shall have no interest whatsoever in any such policy or policies, and at the request of the Plan Sponsor shall submit to medical examinations and supply such information and execute such documents as may be required by the insurance company or companies to which the Plan Sponsor have applied for insurance.

11.9
Governing Law Construction, validity and administration of this Plan shall be governed by applicable Federal law and applicable state law of California, without regard to the conflict of law provisions of such state law. If any provision shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

11.10	Headings and Subheadings Headings and subheadings in this Plan are inserted for convenience only and are not to be considered in the interpretation of the provisions hereof.

IN WITNESS WHEREOF, PICO Deferred Holdings, LLC has adopted the amendment and restatement of this Plan as of the Effective Date in accordance with the resolutions of the Compensation Committee o f he Board of Directors of PICO Holdings Inc. attached hereto.

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